Exhibit 99.2

Contact:

William J. Dawson

Vice President, Finance & CFO

Cerus Corporation

(925) 288-6053

CERUS CORPORATION ANNOUNCES FOURTH QUARTER

AND YEAR-END RESULTS

CONCORD, Calif., February 3, 2005 – Cerus Corporation (Nasdaq: CERS) today announced results for the fourth quarter and year ended December 31, 2004.

Revenue for the fourth quarter of 2004 was $3.0 million, down from $3.5 million for the fourth quarter of 2003, with increases in milestone and development funding from partners partially offsetting decreased funding from the U.S. Armed Forces for blood safety programs.  Total operating expenses for the fourth quarter of 2004 were $7.3 million, down from $12.5 million for the same period in 2003 primarily due to the effects of the strategic realignment announced in June and decreased payments to Baxter under the terms of our INTERCEPT collaboration.  Net loss for the fourth quarter of 2004 was $5.4 million, or $0.24 per share, compared to $10.1 million, or $0.46 per share, for the fourth quarter of 2003.

Revenue for the year ended December 31, 2004, was $13.9 million, up from $9.7 million for 2003, primarily due to increased milestone and development funding from MedImmune and BioOne.  Total operating expenses for 2004 were $40.7 million, down from $63.5 million for the prior year.  Net loss for 2004 narrowed to $31.2 million, or $1.41 per share, compared to $58.3 million, or $3.01 per share, for 2003.

At December 31, 2004, the company had cash, cash equivalents and short-term investments of $95.3 million. The year-end balance sheet includes the following entries related to the new Baxter agreement and settlement of the loan dispute:

•                  A current payable of $34.5 million to Baxter

•                  A $770,000 reserve for other expenses in connection with the new agreement, included within other current liabilities

•                  A deferred gain of $22.1 million on the loan settlement, which will be recognized in the first quarter of 2005

•                  Long-term debt of $4.5 million, representing the note due to Baxter in December 2006, which accrues interest at 8%

“Our most recent financial results reflect the effects of significant changes to our operations and long-term strategy implemented in June 2004,” said Claes Glassell,

President and CEO of Cerus.  “With a disciplined approach to funding INTERCEPT Blood System development and judicious investment in our cancer immunotherapy programs, we believe our resources are now adequate to fund Cerus through to key clinical and regulatory milestones.”

In addition to restructuring the collaboration with Baxter related to the INTERCEPT Blood System and resolution of the loan dispute, recent highlights for Cerus include:

•                  Completion of an agreement with BioOne Corporation for INTERCEPT Platelet commercialization in Japan and other Asian territories, including a $7.5 million payment to Cerus

•                  Signing of a letter of intent with BioOne for INTERCEPT Plasma in Japan and other Asian territories, including a $3.0 million payment to Cerus

•                  Presentation of eight abstracts at the December 2004 American Society of Hematology meeting, including INTERCEPT Blood System and Listeria immunotherapy program data

•                  Continued preclinical progress in cancer immunotherapy, including initiation of a new Listeria development program

•                  Acquisition of additional intellectual property rights to Mesothelin, a cancer antigen, from Chugai Pharmaceutical

QUARTERLY CONFERENCE CALL

The company has re-scheduled its quarterly conference call for 10:00 a.m. Eastern time today. The call will include discussion of the new Baxter agreement in addition to financial results.  The 10:00 a.m. call replaces the previously announced conference call originally scheduled for 4:30 p.m.

Interested parties can access a live Internet broadcast at http://www.cerus.com/pages/IR/wc.html. For those unable to listen to the live broadcast, the call will be temporarily archived.

ABOUT CERUS

Cerus Corporation is developing novel products for cancer, infectious disease and blood safety based on multiple, innovative technology platforms. The company is building a pipeline of next generation cancer immunotherapies by combining its proprietary attenuated Listeria vector platform with promising disease antigens. These products are designed to stimulate innate and T cell immune pathways, generating highly potent anti-tumor responses. Cerus is applying its Helinx technology to develop the INTERCEPT Blood System, which is designed to enhance the safety of blood components through pathogen inactivation. The company’s strategy is to leverage the broad potential of its technologies and products through alliances. Cerus’ partners to date include MedImmune and Johns Hopkins University for cancer immunotherapy, and Baxter International and BioOne for the INTERCEPT Blood System.

Helinx is a trademark of Cerus Corporation.

Baxter and INTERCEPT Blood are trademarks of Baxter International Inc.

Statements in this news release regarding potential efficacy of products, product development and commercial potential, the availability of cash resources to fund operating expenses and capital needs and the company’s relationship with MedImmune, BioOne Corporation and subsidiaries of Baxter International Inc. are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainties inherent in developing biotechnology products based on new technologies, the timing and results of our clinical trials and other development activities, market acceptance of our products, actions by regulatory authorities at any stage of the development process, the availability of governmental or third party reimbursement for the use of our products, the size of the markets for our products, our reliance on our relationship with Baxter, competitive conditions, manufacturing capabilities, our successful completion of our product components’ commercial design, our ability to demonstrate a sufficient shelf-life of our product components, development and testing of additional configurations of our products, product liability, our limited operating history, additional financing activities, protection of our intellectual property rights, volatility in our stock price, legal proceedings, on-going compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other factors discussed in the company’s Form 10-K for fiscal 2004, as well as in other reports subsequently filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements.

Financial Statements to Follow

CERUS CORPORATION

SELECTED UNAUDITED FINANCIAL INFORMATION

Condensed Statements of Operations

(in thousands, except per share information)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Revenue	$2,959	$3,525	$13,911	$9,665

Operating expenses:
Research and development	5,073	9,637	27,651	52,484
General and administrative	2,274	2,911	10,225	11,016
Restructuring	—	—	2,861	—
Total operating expenses	7,347	12,548	40,737	63,500
Loss from operations	(4,388)	(9,023)	(26,826)	(53,835)
Interest and other income (expense), net	(964)	(1,105)	(4,327)	(4,432)
Net loss	(5,352)	(10,128)	(31,153)	(58,267)

Net loss per share - basic and diluted	$(0.24)	$(0.46)	$(1.41)	$(3.01)
Shares used in computing net loss per share - basic and diluted	22,211	22,060	22,143	19,367

Condensed Balance Sheets

(in thousands)

	December 31, 2004	December 31, 2003

Cash, cash equivalents and short-term investments	$95,334	$110,010
Accounts receivable from a related party	4	8
Accounts receivable and other current assets	4,533	5,736
Furniture and equipment, net	947	2,553
Other assets	1,260	156

Total assets	$102,078	$118,463

Accounts payable to a related party	$196	$3,156
Current payable to a related party	34,500	55,834
Deferred gain on loan settlement	22,089	—
Other current liabilities	19,304	6,945
Long-term debt, payable to a related party	4,500	—
Stockholders’ equity	21,489	52,528

Total liabilities and stockholders’ equity	$102,078	$118,463

***